                                                                    EXHIBIT 99.2

THIRD PARAGRAPH UNDER THE CAPTION "LEGAL PROCEEDINGS" BEGINNING ON PAGE 17 OF THE QUARTERLY REPORT ON FORM 10-Q OF SSBH FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2000 (FILE NO.1-4346).


For information concerning the matter entitled MKP Master Fund, LDC et al. v. Salomon Smith Barney Inc., see the description that appears in the seventh paragraph under the caption "Legal Proceedings" beginning on page 11 of the Annual Report on Form 10-K of SSBH for the year ended December 31, 1999 (File No. 1-4346), which description is included as Exhibit 99.3 to this Form 10-Q and incorporated by reference herein. In March 2000, plaintiffs' motion to dismiss the Company's amended counterclaims was argued, and no decision has been rendered.